Exhibit 99.1

Investor Relations Contact:

    James E. Brenn, Senior VP and Chief Financial Officer

    (414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR

THE FIRST QUARTER OF FISCAL 2010

MILWAUKEE, WI October 22, 2009/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced fiscal 2010 first quarter consolidated net sales of $324.6 million and a net loss of $8.7 million or $0.18 per diluted share. Consolidated net sales decreased $133.5 million or 29% from the prior year while the net loss was $6.7 million greater than the same period a year ago. The $133.5 million consolidated net sales decrease was primarily the result of weaker shipments of both portable generators and engines. The increase in the net loss of $6.7 million was primarily the result of lower sales volumes in both reportable segments and a less favorable effective tax rate, partially offset by lower production costs and operating expenses.

Engines:

Fiscal 2010 first quarter net sales were $210.4 million, $48.2 million or 19% less than the prior year. This decrease reflects a 22% decrease in engine unit shipments compared to the same period a year ago. The reduction in engine unit volume was attributable to consumer demand for lawn and garden equipment that was softer than that experienced in the same period a year ago and the decrease in demand for engines for portable generators due to the lack of landed hurricanes this year versus the activity experienced in the first quarter last year.

The fiscal 2010 first quarter loss from operations was $5.9 million, which is $0.4 million more than the $5.5 million loss from operations experienced in the first quarter of fiscal 2009. This increase in the loss from operations over the prior year was the result of a decrease in engine unit shipments and an increased provision for potential uncollectible receivables, offset by lower production costs and operating expenses. The lower production costs are primarily the result of lower costs for purchased materials and components, lower transportation costs and lower warranty expenses. Operating expenses were lower in the fiscal 2010 first quarter compared to the prior year period, due primarily to planned reductions in selling and engineering expenses.

Power Products:

Fiscal 2010 first quarter net sales were $163.6 million, $91.9 million or 36% less than the prior year. The decrease in sales primarily resulted from decreased sales of portable generators due to the lack of hurricanes making landfall in the United States in this year’s first quarter. In addition, unit shipments of all lawn and garden products were soft, especially the premium equipment that we sell through the dealer channel.

The fiscal 2010 first quarter income from operations was $3.6 million, an improvement of $1.0 million from the income from operations of $2.6 million reported in the first quarter of fiscal 2009. This improvement in income from operations between years resulted from lower production costs for materials and components and improved absorption related to the mix of product manufactured, partially offset by lower sales.

General:

Interest expense was lower between years because of lower outstanding borrowings. The effective tax rate was 36% versus the 71% used in the first quarter last year. The effective tax rate for the first quarter of fiscal 2009 was significantly higher than the 2010 period because 2009 included the favorable tax impact of foreign dividends.

Outlook:

The company continues to project that fiscal 2010 net income will be in the range of $40 to $50 million or $0.80 to $1.01 per diluted share. Consolidated net sales are projected to be lower between years primarily due to the absence of hurricane related sales of portable generators and selected price reductions to reflect projected lower commodity costs. Production levels for substantially all products are planned to be lower in fiscal 2010 to decrease our investment in working capital. Operating income margins are projected to be in the range of 4.0% to 5.0%, and interest expense and other income are forecasted at $27 million and $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 31% to 34%.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 837-9779. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1398895.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability of ourselves and our customers to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended Fiscal September
	2009	2008
NET SALES	$324,608	$458,151
COST OF GOODS SOLD	272,218	393,432

Gross Profit on Sales	52,390	64,719

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	60,793	64,851

Loss from Operations	(8,403)	(132)

INTEREST EXPENSE	(6,476)	(7,897)
OTHER INCOME, Net	1,290	1,199

Loss before Credit for Income Taxes	(13,589)	(6,830)

CREDIT FOR INCOME TAXES	(4,902)	(4,874)

Net Loss	$(8,687)	$(1,956)

Average Shares Outstanding	49,593	49,563

BASIC EARNINGS (LOSS) PER SHARE	$(0.18)	$(0.04)

Diluted Average Shares Outstanding	49,593	49,563

DILUTED EARNINGS (LOSS) PER SHARE	$(0.18)	$(0.04)

Segment Information

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2009	2008
NET SALES:
Engines	$210,404	$258,621
Power Products	163,606	255,531
Inter-Segment Eliminations	(49,402)	(56,001)

Total *	$324,608	$458,151

* International sales based on product shipment destination included in net sales	$85,438	$111,867

GROSS PROFIT ON SALES:
Engines	$36,400	$40,427
Power Products	22,030	21,531
Inter-Segment Eliminations	(6,040)	2,761

Total	$52,390	$64,719

INCOME (LOSS) FROM OPERATIONS:
Engines	$(5,914)	$(5,511)
Power Products	3,551	2,618
Inter-Segment Eliminations	(6,040)	2,761

Total	$(8,403)	$(132)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)

(Unaudited)

CURRENT ASSETS:	2009	2008
Cash and Cash Equivalents	$26,116	$32,607
Accounts Receivable, Net	185,127	305,359
Inventories	546,109	564,173
Deferred Income Tax Asset	53,959	53,345
Other	33,893	44,974

Total Current Assets	845,204	1,000,458

OTHER ASSETS:
Goodwill	254,657	248,571
Investments	16,332	19,688
Prepaid Pension	—	93,298
Deferred Loan Costs, Net	1,565	2,785
Other Intangible Assets, Net	91,652	100,847
Deferred Income Tax Asset	23,945	—
Other Long-Term Assets, Net	9,169	8,654

Total Other Assets	397,320	473,843

PLANT AND EQUIPMENT:
At Cost	996,873	1,020,992
Less - Accumulated Depreciation	640,494	632,959

Plant and Equipment, Net	356,379	388,033

	$1,598,903	$1,862,334

CURRENT LIABILITIES:
Accounts Payable	$118,360	$182,611
Short-Term Debt	41,750	141,348
Accrued Liabilities	159,676	162,688

Total Current Liabilities	319,786	486,647

OTHER LIABILITIES:
Deferred Income Tax Liability	—	46,913
Accrued Pension Cost	136,051	36,445
Accrued Employee Benefits	19,465	18,541
Accrued Postretirement Health Care Obligation	152,860	160,223
Other Long-Term Liabilities	28,837	33,893
Long-Term Debt	247,232	266,617

Total Other Liabilities	584,445	562,632

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	79,072	76,142
Retained Earnings	1,061,695	1,069,691
Accumulated Other Comprehensive Income (Loss)	(242,065)	(123,709)
Treasury Stock, at Cost	(204,030)	(209,069)

Total Shareholders’ Investment	694,672	813,055

	$1,598,903	$1,862,334

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September

CASH FLOWS FROM OPERATING ACTIVITIES:	2009	2008
Net Loss	$(8,687)	$(1,956)
Depreciation and Amortization	16,152	17,574
Stock Compensation Expense	4,187	1,986
Loss on Disposition of Plant and Equipment	145	408
Provision for Deferred Income Taxes	(2,402)	(1,223)
Decrease in Accounts Receivable	78,955	15,829
Increase in Inventories	(68,452)	(24,497)
(Increase) Decrease in Other Current Assets	7,939	(1,715)
Decrease in Accounts Payable and Accrued Liabilities	(18,297)	(6,610)
Other, Net	2,323	(1,906)

Net Cash Provided (Used) by Operating Activities	11,863	(2,110)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(6,969)	(11,291)
Cash Paid for Acquisition, Net of Cash Acquired	—	(24,757)
Proceeds Received on Disposition of Plant and Equipment	163	1,694
Other, Net	(144)	—

Net Cash Used by Investing Activities	(6,950)	(34,354)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable, and Long-Term Debt	4,750	38,104

Net Cash Provided by Financing Activities	4,750	38,104

EFFECT OF EXCHANGE RATE CHANGES	461	(1,501)

NET INCREASE IN CASH AND CASH EQUIVALENTS	10,124	139
CASH AND CASH EQUIVALENTS, Beginning	15,992	32,468

CASH AND CASH EQUIVALENTS, Ending	$26,116	$32,607